Exhibit 23.1

Joern (John) Scholz CA

Chartered Accountant and Business Advisor	7700 Pine Valley Drive
Licensed Public Accountant	PO Box 72039
CPAB Registered – Canada	Woodbridge, ON L4L 8N8
PCAOB Registered – USA	Canada
T. +1.647.347.4294
F. +1.647.347.4295
M. +1.416.451.0225
Email: johnscholzca@rogers.com

Feb 08, 2011

US Securities and Exchange Commission

Nirek Resources Inc. - years ended July 31, 2008, 2009 and 2010

Guardians of Gold Inc. - years ended August 31, 2009 and 2010

Dear Sir/Madam:

We have audited the balance sheets of the above noted Companies at the above noted dates and the statements of operations, retained earnings and cash flows for the dates then ended, included in the filing.

In connection with the filing:

1.	We are the auditors of the above noted Companies and are independent within the meaning of the Rules of Professional Conduct.

2.

In our opinion, the financial statements audited by us (as listed above), and included in the filing, comply as to form in all material respects with the published accounting requirements of the Acts and the related regulations.

3.	We have not audited any financial statements of the above noted Companies as at any date or for any period other than those listed above.

We consent to the use, through incorporation or reference in the filing, of all the above noted audit reports.

Yours truly,

Joern Scholz CA
Chartered Accountant
Licensed Public Accountant